Exhibit 10.2
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
     This First Amendment to the Employment Agreement dated effective October 1, 2007 (“Agreement”) by and between The Scotts Company, LLC (“Company”) and Barry Sanders (“Executive”) is effective as of this 14th day of January, 2009.
RECITALS
     WHEREAS, the Company and the Executive previously entered into the Agreement; and
     WHEREAS, the Company and the Executive each desire to amend the Agreement as described herein.
AMENDMENT
     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.	Article 1 of the Agreement is hereby amended by inserting the following at the end thereof:

The Company hereby agrees that, with respect to the term of the Agreement expiring September 30, 2010, it will not exercise its right to deliver a notice of its intent not to renew the Agreement, as provided herein, and the Agreement will automatically be extended for one (1) additional year at the end of such term; provided, however, that nothing in the foregoing shall be construed as affecting any other right of the Company under any other provision of this Agreement, including, without limitation, the ability to terminate the Agreement and the Executive’s employment thereunder. Likewise, nothing in this Amendment is intended to change the language related to a Change of Control contained in Article 1.

2.	Section 2.17 of the Agreement is hereby deleted in its entirety and the following is substituted therefor:

2.17 “Good Reason” means, without the Executive’s consent, the existence of one or more of the following conditions:
(a)	A material diminution in the Executive’s base compensation; or

(b)	A material change in the geographic location at which the Executive must perform services.
Notwithstanding the foregoing, (i) an event described in this Section 2.17 shall constitute Good Reason only if the Company fails to cure such event within thirty

(30) days after receipt from the Executive of written notice of the event which constitutes Good Reason and (ii) Good Reason shall cease to exist for an event on the ninetieth (90th) day following the later of its occurrence or the Executive’s knowledge thereof, unless the Executive has given the Company written notice of such event prior to such date.

3.	Section 7.4(b)(ii) of the Agreement is hereby deleted in its entirety and the following is substituted therefor:
(ii)	A lump sum payment equal to the Annual Bonus Award that the Executive would have received had the Executive remained employed for the entire fiscal year/performance period, but prorated based on the actual Base Salary paid to the Executive during such fiscal year for services rendered through the Effective Date of Termination.
     IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by a duly authorized officer and the Executive has executed this First Amendment, each effective as of the date first set forth above.

COMPANY		EXECUTIVE

The Scotts Company, LLC

By:	/s/ Denise S. Stump	/s/ Barry W. Sanders

	Denise S. Stump	Barry Sanders

Its:	Executive Vice President, Global Human Resources